EXHIBIT 1

JOINT FILING AGREEMENT

This will confirm the agreement by each of the undersigned to the joint filing of the Schedule 13G filed on its behalf, as well as all subsequent amendments to such Schedule 13G, with respect to the ownership of the common shares of Fifth Street Senior Floating Rate Corp. in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

February 10, 2014
Date

KEMPER CORPORATION

By:	/s/ JOHN M. BOSCHELLI
Name:	John M. Boschelli
Title:	Vice President and Chief Investment Officer

TRINITY UNIVERSAL INSURANCE COMPANY

By:	/s/ JOHN M. BOSCHELLI
Name:	John M. Boschelli
Title:	Assistant Treasurer